Exhibit 10.10

FIRST AMENDMENT TO THE ROOMSTORE, INC.

SUPPLEMENTAL SEVERANCE PLAN FOR SENIOR EXECUTIVE EMPLOYEES

WHEREAS, RoomStore, Inc. (“Company”) has adopted a Supplemental Severance Plan for Senior Executive Employees (“Plan”), and

WHEREAS, the Plan was approved by the Board of Directors of the Company on January 30, 2007, and

WHEREAS, the Board of Directors has determined that changes to the Plan are necessary and prudent.

NOW, THEREFORE, the Plan is revised as follows:

1. The Plan shall be renamed as the “Severance Plan for Senior Executive Employees.”

2. A new paragraph ‘D’ shall be added to Section II, Benefit Entitlement, which shall read:

“D. No Duplication of Benefits. If a Participant is eligible for benefits under any other Company Plan (i.e., the RoomStore, Inc. Severance Plan or a Change in Control Agreement), then the Participant shall only receive benefits under one Plan, whichever Plan pays the highest benefit for the Participant.”

3. Section IV.A of the Plan shall be revised to read:

“Salary Continuation Benefits. Participants will receive salary continuation benefits equal to one year of salary at their then-current rate of pay. Such benefits will be paid in equal installments over a 23 month period, beginning 30 days after their termination of employment. Salary continuation benefits will end if and when the Participant accepts new employment. Participants are required to immediately report any new employment to the Company. Salary continuation benefits will be subject to regular income and employment tax withholding. As used in this Section IV, the term “salary” shall mean the Participant’s base salary, and does not include bonuses, car allowances, perquisites, or any other additional forms of compensation.”

3. Section V.A of the Plan shall be revised to read:

“Plan Administrator and Named Fiduciary. This Plan will be administered by a Plan Administrator, who shall be appointed by and work under the direction of, the Board of Directors of the Company. The Plan Administrator may, but is not required to, adopt rules and regulations for the administration of the Plan. Any questions regarding claims or benefits under the Plan should be addressed to: Senior VP - Human Resources, 12501 Patterson Avenue, Richmond, Virginia 23238.”

“The Plan Administrator shall have express discretionary authority to implement and interpret the plan, and to determine eligibility for benefits and the amounts of benefits payable, under the Plan. Determinations and interpretations by the Plan Administrator, including but not limited to, decisions relating to eligibility for, entitlement to, and payment of benefits, will be conclusive and binding for all purposes. When making any determinations or calculations, the Plan Administrator will be entitled to rely upon the accuracy and completeness of information furnished by employees and agents of the Company.”

4. Except as amended herein, the Plan shall remain in full force and effect.

This Plan Amendment has been approved by the Board of Directors of the Company on this 7 day of April 2011.

/s/ Robert C. Shaffner
Robert C. Shaffner
Chairman of the Board

ROOMSTORE, INC

SUPPLEMENTAL SEVERANCE PLAN FOR SENIOR EXECUTIVE EMPLOYEES

PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION

RoomStore, Inc (“RoomStore”) hereby adopts this Severance Plan for Senior Executive Employees (the “Plan”) to describe the circumstances under which certain executive employees may receive salary continuation benefits in the event their employment with the Company is involuntarily terminated. The term “Company” means RoomStore, and any wholly owned U.S. subsidiaries of RoomStore. The purpose of the Plan is to assist eligible executive employees during periods of possible unemployment due to unforeseen business events.

I.	Eligible Employees. The following employees shall be eligible to participate in the Plan (hereinafter referred to as “Participants”):

A.	Active employees of RoomStore who hold the title of Senior Vice President or higher, and who do not have an employment agreement with the Company,

B.	Such other active executive employees of the Company as the Plan Administrator may, in its sole discretion, designate as eligible to participate in the Plan.

II.	Benefit Entitlement. If a Participant’s employment with the Company is involuntarily terminated in connection with a “business event,” then the Participant may be eligible to receive a salary continuation benefit under the Plan, subject to the other terms and conditions described below. “Business events” include, but are not limited to: the sale of the Company or a majority of its assets; a change in the majority ownership of the Company; a reduction in force or downsizing of a business unit or department; a restructuring; a filing for reorganization or protection under any state or federal bankruptcy statute; or any other event that the Plan Administrator, in its sole discretion, determines to be a “business event.”

A.	Termination for Cause. If a Participant’s employment with the Company is terminated for cause, then such Participant’s termination will not be considered an involuntary termination, and s/he will not be eligible to receive any benefits under this Plan.

B.	Death, Disability, Retirement or Voluntary Termination. If a Participant’s employment with the Company terminates by reason of death, disability, retirement or voluntary termination for any reason, then such Participant’s termination will not be considered an involuntary termination and s/he (or their estate) will not be eligible to receive a benefit under the Plan.

C.

Continued Employment. If, subsequent to a business event, the Participant continues employment with the Company or its successor, or accepts an offer of employment with the new owners of the Company, then s/he will not be eligible to receive a salary continuation benefit under the Plan. The continued employment or new employment must be substantially equivalent or superior in pay and duties to the Participant’s pay and duties immediately prior to the business event. If the Participant accepts an offer of employment with the Company or its successor or with the new owners of the Company, but is later

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terminated within 2 years of the business event, then s/he shall be entitled to the full severance benefit as provided under the Plan.

III.	Conditions for Receipt of Benefit.

A.	Release of Claims. Each Participant will be required to sign a release of all employment-related claims in order to receive a benefit under the Plan. Benefits will not be payable under this Plan to any Participant who fails to sign the release.

B.	Completion of Duties. Each Participant will be required to remain employed through any termination date specified by the Company and will be required to fully comply with any changes in job responsibilities, work schedules and any other specific terms and conditions which may be required by the Company in anticipation of or in connection with a business event. Benefits will not be payable under this Plan to any Participant who fails to comply with such requirements.

C.	Subsequent Employment. Participant’s who receive benefits under the Plan will be deemed to agree, as a condition of receiving benefits, that if, within twenty-six (26) weeks following their termination of employment, they are rehired by the Company, then they will repay to the Company all benefits that they have received under the Plan. The Company may, in its discretion, require as a condition of benefit entitlement written acknowledgment and/or specific agreement to the terms of this provision by Participants.

IV.	Benefit Amounts.

A.	Salary Continuation Benefits. Participants will receive salary continuation benefits equal to one year of salary at their then-current rate of pay. Such benefits will be paid in a single lump sum as soon as administratively practicable following the Participant’s termination of employment with the Company, but no later than 30 days after employment termination. Salary continuation benefits will be subject to regular income and employment tax withholding. As used in this Section IV, the term “salary” shall mean the Participant’s base salary, and does not include bonuses, car allowances, or any other additional forms of compensation.

B.	Employee Benefit Plans. Except as otherwise required by applicable law or the terms of any Company employee benefit plan, Participants will not be eligible to continue to participate in any employee benefit plans sponsored by the Company following their termination of employment except as specifically allowed by the Company.

C.	Integration with WARN Act. Notwithstanding any of the above, benefits payable under the Plan will be reduced by any amounts required to be paid to a Participant pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”), without regard to whether the Participant asserts such rights. The Plan is not intended to duplicate payments already required by WARN.

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V.	Administration.

A.	Plan Administrator and Named Fiduciary. RoomStore will be the Plan Administrator and the named fiduciary of the Plan. RoomStore may delegate its powers and responsibilities for administration of the Plan to one or more persons or to a committee. The Plan Administrator may adopt such rules and regulations and may make such decisions, as it deems necessary or desirable for the proper administration of the Plan. Benefit claims and questions regarding the administration of the Plan should be addressed to RoomStore, Inc., 12501 Patterson Avenue, Richmond, Virginia, 23238, Attn: Senior VP – Human Resources or by calling 1-866-287-3202 ext, 7645. Final determination of all benefits will be made in accordance with the written terms of the Plan.

The Plan Administrator shall have the express discretionary authority to determine eligibility for benefits and the amount of benefits, to decide factual and other questions relating to the Plan, and to interpret the terms of the Plan. Determinations and interpretations by the Plan Administrator, including without limitation decisions relating to eligibility for, entitlement to, and payment of benefits, will be conclusive and binding for all purposes, When making any determination or calculation, the Plan Administrator will be entitled to rely upon the accuracy and completeness of information furnished by the Company’s employees and agents.

B.	Claims Procedures. All claims for benefits should be submitted to RoomStore, Inc, 12501 Patterson Avenue, Richmond, Virginia, 23238, Attn; Senior VP – Human Resources. If a claim is denied, then the eligible employee will receive within 90 days a written notice explaining the denial. Eligible employees have the right to file a written request for a review of the denial with the Plan Administrator within 90 days after receiving written notice of the denial. The Plan Administrator will conduct a full and fair review of the claim for benefits and will deliver to the eligible employee a written decision within 60 days after receipt of the request for review, except that, if there are special circumstances requiring an extension of time for processing, the 60-day period may be extended for an additional 60 days.

C.	Amendment and Termination; Administrative Status. The Company has the right to amend, modify or terminate the Plan at any time. The Plan is a severance plan and therefore a welfare benefit plan, rather than a pension or retirement plan. Benefits payable under the Plan are not contingent, directly or indirectly, on an eligible employee’s retirement. Eligible employees have no vested right to benefits under the Plan.

VI.	Miscellaneous.

A.	Binding on Successors and Assigns. The provisions of this Plan will be binding on the Company and its successors and assigns.

B.	Severability. In the event that any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan will not be affected thereby.

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C.	No Employment Contract. Nothing contained in this Plan will be construed to be an employment contract between any employee and the Company.

VII.	ERISA Rights. Employees eligible or who may become eligible to receive a benefit under the Plan (“eligible employees”) are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all eligible employees shall be entitled to the following:

A.	Eligible employees may examine, without charge, at the Plan Administrator’s office or its Human Resources Department, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor. These documents are available during regular business hours.

B.	Eligible employees may obtain, upon written request to the Plan Administrator, copies of all documents governing the operation of the Plan, and copies of the latest annual report (Form 5500 Series) and an updated summary plan description. The Plan Administrator may make a reasonable charge for copies.

C.	The law provides that eligible employees cannot be fired or discriminated against to prevent them from attaining a benefit under the Plan or for exercising their rights under ERISA. If an eligible employee’s claim for a benefit under the Plan is denied in whole or in part, the eligible employee must receive a written explanation of the reason for the denial. The eligible employee has the right to have his or her claim reviewed and reconsidered, as described above.

D.	Under ERISA, eligible employees can take certain steps to enforce the rights described above. For example, if an eligible employee requests Plan materials, he or she must receive them within 30 days. However, if the materials have not been received after about 20 days, he or she should check with the Plan Administrator to see if there are any problems with the request. Then, if he or she has not received the materials within 30 days of request, an eligible employee can file suit in federal court. The court can require the Plan Administrator to provide the materials and pay up to $110 for each day of delay until the eligible employee receives the materials, unless they were not sent because of reasons beyond the control of the Plan Administrator. If an eligible employee has a claim for benefits, which is denied or ignored, in whole or in part, he or she may file suit in state or federal court, or ask the U.S. Department of Labor for help. If an eligible employee is being discriminated against for exercising his or her protected rights under ERISA, he or she can get assistance from the U.S. Department of Labor or file suit in federal court. Any time an eligible employee sues, the court will decide who should pay court costs and legal fees. If the eligible employee wins, the court may order the person he or she sued to pay these costs and fees. If he or she loses, the court may order the eligible employee to pay these costs and fees, for example, if it finds that the eligible employee’s claim is frivolous.

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E.	In addition to creating rights for eligible employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have certain duties to act prudently and in the interest of eligible employees.

F.	If an eligible employee has any questions about the Plan, the eligible employee should contact the Plan Administrator. If an eligible employee has any questions about the eligible employee’s rights under ERISA, the eligible employee should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

VIII.	Important Names, Addresses and Other Information.

Plan Sponsor:	RoomStore, Inc 12501 Patterson Ave Richmond, VA 23238 804 784-7600

Plan Administrator:	RoomStore, Inc 12501 Patterson Ave Richmond, VA 23238 804 784-7600

Employer Identification Number:

54-1832498

Plan Number:

555

Type of Plan and Funding of Plan:

Benefits under this welfare benefit plan are provided solely by the Company from its general assets to provide severance payments to eligible participants. Benefits under the Plan are not necessarily funded through a trust or any other funding medium.

Agent for Service of Legal Process:

Legal process may be served on the Plan Sponsor or the Plan Administrator.

Plan Year:

March 1 through February 28/29

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IN WITNESS WHEREOF, the Company has caused this Plan to be executed this      day of February, 2007.

RoomStore, Inc.

By:	/s/ Curtis C. Kimbrell, III
Name:	Curtis C. Kimbrell, III
Title:	President and CEO

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